Exhibit 99.1

Trovagene, Inc., Grants License for NPM1 Marker for Acute Myelogenous Leukemia to Leading Academic Medical Center

SAN DIEGO, Dec. 27, 2012 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of transrenal molecular diagnostics, announced it has granted Duke University and Duke University Health Systems a non-exclusive license to incorporate nucleophosmin protein (NPM1) into research and clinical testing services for acute myelogenous leukemia (AML). Trovagene holds an exclusive worldwide license to U.S. patent 8,222,370 and the corresponding group of U.S. and foreign patent applications around NPM1. Terms of the agreement include upfront fees and royalty payments. Additional financial terms were not disclosed.

“Trovagene is pleased to add Duke University Health System to its list of worldwide licensees of the NPM1 marker,” said Antonius Schuh, Ph.D., chief executive officer for Trovagene. “Use of NPM1 is part of the NCCN guidelines for the treatment of AML. Clinical and academic laboratories are increasingly interested in licensing this assay so they can offer it directly to their physicians for use in patient care.”

Within the United States, Trovagene has granted non-exclusive sublicenses to offer mutation analysis of NPM1 as a laboratory service for the diagnosis and monitoring of patients with AML to Quest Diagnostics, LabCorp, Fairview Health Services and Invivoscribe Technologies; internationally, license holders include Münchner Leukamielabor GmbH (MLL) in Munich, Germany and Skyline Labs in the Netherlands. In addition, Trovagene has granted a co-exclusive license to manufacture and sell NPM1 mutation kits to Asuragen, Inc. and Ipsogen S.A.

Laboratories interested in obtaining a license for testing NPM1 mutations for AML patients should contact Trovagene directly at 888-391-7992.

About AML

AML is a clinically heterogeneous disease that affects patients worldwide.  About 13,000 new cases per year occur in the U.S., and nearly 9,000 patients die from the disease annually. Chromosome analysis of leukemia cells provides valuable prognostic information for physicians treating AML patients. Mutations involving the NPM1 gene are the most frequent molecular alteration in AML patients with normal chromosomes, accounting for nearly one-third of adult AML cases.  AML patients with isolated NPM1 mutations have been shown to have better responses to induction chemotherapy and a more favorable overall prognosis.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.  Trovagene is leveraging its intellectual property in oncogene mutations via out-licensing and use of its transrenal technologies to extend oncogene mutation detection using urine as a sample.  As a non-invasive and abundant sample, urine may overcome many of the cost and collection challenges associated with biopsy, as well as the volume limitations of blood.

Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients, as well as other hematologic malignancies.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

Michael Terry

VP, Corporate Development

+1 (858) 952-7641

mterry@trovagene.com

www.trovagene.com